Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement of Church & Dwight Co., Inc. on Form S-8 of our reports dated March 10, 2003 (which express an unqualified opinion and include an explanatory paragraph concerning the Company’s change in its method of accounting for goodwill and intangible assets to conform to Statement of Financial Accounting Standards No. 142), appearing in the Annual Report on Form 10-K of Church & Dwight Co., Inc. for the year ended December 31, 2002.

/s/ Deloitte & Touche LLP

Parsippany, New Jersey

February 5, 2004